Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of OccuLogix, Inc. for the registration of 8,399,983 shares of its common stock and to the incorporation by reference therein of our report dated October 27, 2006, with respect to the financial statements of Solx, Inc. for the year ended December 31, 2005, included in its Current Report on Form 8-K/A dated November 16, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada
November 16, 2006